Exhibit 99.1
ROHM AND HAAS COMPANY REPORTS THIRD QUARTER RESULTS
Company delivers respectable financial performance,
despite challenging external economic and operating environment
Highlights for the Quarter:
•	Sales up 12 percent from the prior-year period, primarily driven by timely pricing actions and growth in Rapidly Developing Economies.

•	Adjusted earnings per share, excluding special items, up 3 percent versus the prior-year period.

•	Proactive cost control and pricing actions coupled with effective financial strategies more than mitigated the impact of deteriorating business conditions.
Philadelphia, PA, October 22, 2008 — Rohm and Haas Company (NYSE:ROH) today reported third quarter 2008 sales of $2,471 million, a 12 percent increase over the same period in 2007, driven by timely pricing actions, favorable currencies, acquisitions, and growth in Rapidly Developing Economies, partially offset by decreased demand in North America and Western Europe. The company reported third quarter 2008 earnings from continuing operations of $129 million, or $0.66 per share, compared to $129 million, or $0.61 per share, for the third quarter of 2007. This quarter’s results include special items totaling $0.24 per share: $0.09 per share in costs associated with the proposed merger with The Dow Chemical Company announced in July; $0.07 per share in costs resulting from the impact of hurricanes on the company’s operations in the quarter; and $0.08 per share in asset impairments and costs resulting from restructuring actions announced in June. Adjusted earnings per share, excluding the special items noted above, were $0.90, up 3 percent compared to $0.87 in the prior-year period.
“The economic and operating environment deteriorated further this quarter, yet we were able to deliver respectable financial performance in the face of these challenges,” said Raj L. Gupta, chairman and chief executive officer of Rohm and Haas Company. “Our coordinated and prompt response to rapidly changing conditions and our timely pricing and cost reduction actions gained significant traction in the quarter allowing us to largely offset rising raw material and energy costs.”
Gupta added, “Our confidence in a bright future for Rohm and Haas Company remains high, and we fully expect to deliver outstanding results for all our stakeholders as we look forward to the merger with The Dow Chemical Company.”

	3rd Quarter
			%
In millions except per-share amounts	2008	2007	Change
Sales	$2,471	$2,204	12%
Earnings from continuing operations	$129	$129	0%
Diluted earnings per share from continuing operations	$0.66	$0.61	8%
Earnings from continuing operations excluding special items*	$176	$184	(4)%
Diluted earnings per share excluding special items*	$0.90	$0.87	3%
Weighted average common shares outstanding — diluted	195.7	210.1	(7)%

*	Non-GAAP measure; see reconciliation in the appendix.
THIRD QUARTER 2008 FINANCIAL SUMMARY
Business and Regional Performance
Business results for Q3 2008 are presented on an adjusted basis below, where earnings for both periods exclude special items. A reconciliation of these adjusted earnings to GAAP by segment is provided in the appendix.
Electronic Materials Group
The Electronic Materials Group comprises two reportable segments which provide materials for use in applications such as telecommunications, consumer electronics and household appliances. Sales for the Electronic Materials Group were $506 million in the third quarter of 2008, up 14 percent over the same period in 2007, primarily reflecting the impact of acquisitions in Display Technologies.
Adjusted pre-tax earnings for this Group were $86 million, down 16 percent from 2007, primarily reflecting weakening industry demand for semiconductors and electronic devices.

Electronic Technologies
The Electronic Technologies segment is comprised of the company’s Semiconductor Technologies, Circuit Board Technologies and Packaging and Finishing Technologies business units. Sales for the segment of $433 million were flat to the third quarter of 2007, reflecting a broad based slowdown in demand for semiconductors and electronic devices. Sales excluding precious metals pass-through were also flat.
•	Semiconductor Technologies sales were down 1 percent, reflecting primarily lower pricing.

•	Circuit Board Technologies sales rose 6 percent as compared to the same period last year, reflecting the impact of favorable currencies.

•	Packaging and Finishing Technologies sales decreased 3 percent versus last year, primarily driven by weakening demand for electronics.
Adjusted pre-tax earnings for this segment of $94 million were down 16 percent from the third quarter of 2007, reflecting primarily lower pricing and weaker demand.
Display Technologies
In June 2007, the company acquired the assets of Eastman Kodak Company’s Light Management Films technology business, which produces advanced films that improve the brightness and efficiency of liquid crystal displays (LCD). On November 30, 2007, the company completed the formation of SKC Haas Display Films, a majority-owned joint venture with SKC, Inc., of South Korea for the development, manufacture and marketing of advanced optical and functional films used in the displays industry. On April 4, 2008, the company acquired Gracel Display, Inc., a leading developer and manufacturer of Organic Light Emitting Diode (OLED) materials. The new businesses, along with process-related materials also used in the displays industry previously included as part of the Semiconductor Technologies unit, form the Display Technologies reportable segment.
Display Technologies sales were $73 million in the quarter, compared to $9 million in the prior-year period. The segment reported an adjusted pre-tax loss of $8 million in the quarter, compared to a loss of $10 million in the prior year.
Specialty Materials Group
The Specialty Materials Group comprises three business units and represents the majority of the company’s chemical business, serving a broad range of end-use markets. Net sales for this Group of $1,426 million were up 12 percent, primarily due to timely pricing actions and some benefit from favorable currencies, partially offset by decreased demand.

Adjusted pre-tax earnings for this Group were $142 million, down 14 percent from 2007, resulting from continued deterioration in the U.S. and Western Europe building and construction markets, partially offset by strong demand from Rapidly Developing Economies and favorable currencies.
The results for Specialty Materials are reported under the three separate reportable segments as follows:
Paint and Coatings Materials
Sales for the Paint and Coatings Materials business were $636 million, an increase of 12 percent over the same period in 2007, largely driven by higher selling prices, the impact of an acquisition and favorable currencies, partially offset by lower demand. Timely pricing actions paired with strong demand growth in Rapidly Developing Economies offset continued weakness in Western Europe and the U.S.
Adjusted pre-tax earnings of $80 million in the third quarter of 2008 were down 18 percent compared to the same period last year, reflecting lower demand in the U.S. and Western Europe, partially offset by demand growth in Rapidly Developing Economies.
Packaging and Building Materials
Packaging and Building Materials sales in the quarter were $476 million, up 3 percent over the same period in 2007, reflecting higher selling prices and favorable currencies partially offset by lower demand. Demand remained depressed in North America and Western Europe during the quarter, while growth moderated in Rapidly Developing Economies.
Adjusted pre-tax earnings of $34 million were down 21 percent versus the prior-year period, with favorable currencies only partially offsetting lower demand.

Primary Materials
Primary Materials sales were $667 million, an increase of 23 percent over the same period in 2007. Primary Materials results include sales to our internal downstream monomer-consuming businesses, along with sales to third-party customers of Monomers, Dispersants and Industrial and Household Polymers. Third-party sales increased 28 percent over the same period last year, reflecting higher selling prices, increased demand, and favorable currencies. Captive volumes were down 12 percent in the quarter.
Adjusted pre-tax earnings of $28 million in the third quarter of 2008 were up 17 percent compared to the third quarter of 2007. Higher selling prices and the impact of favorable currencies were partially offset by higher raw material, energy and freight costs.
Performance Materials Group
Sales for the Performance Materials Group were $322 million in the quarter, up 9 percent over the same period last year. The impact of favorable currencies, increased demand in Rapidly Developing Economies, and higher selling prices more than offset weakness in North America.
Process Chemicals and Biocides sales were up 14 percent over the same period last year, reflecting favorable currencies, strong demand in Rapidly Developing Economies and higher selling prices.
Powder Coatings sales were up 7 percent compared to the comparable period in 2007, driven by favorable currencies and higher selling prices partially offset by decreased demand.
Adjusted pre-tax earnings for the Performance Materials Group were $43 million for the third quarter of 2008, down 2 percent versus the prior-year period. Increased demand, particularly in Process Chemicals and Biocides, higher selling prices, and favorable currencies partially offset higher raw material, energy and freight costs.
Salt
Salt sales of $217 million were up 14 percent compared to the same period a year ago, driven by pricing management, improved mix, increased demand for consumer and industrial salt products, and higher-than-normal early-season demand for highway salt.

Adjusted pre-tax earnings for the Salt business in the quarter were $13 million, up $2 million versus the same period a year ago, reflecting continued improvement in operating efficiencies, pricing and expense control efforts.
Regional Performance
Sales grew across all regions, particularly in Asia and Latin America. Sales in Rapidly Developing Economies were up 25 percent for the quarter, representing 28 percent of total company sales versus 26 percent of the total a year ago.

	3rd Quarter Sales
			%
In millions	2008	2007	Change
North America Region	$1,100	$1,039	6%
Europe, Middle East and Africa Region	$631	$549	15%
Asia Pacific Region	$615	$515	19%
Latin America Region	$125	$101	24%
TOTAL	$2,471	$2,204	12%

Rapidly Developing Economies (RDEs)	$704	$564	25%

*	RDEs include all countries in the company’s defined Latin America Region; Central and Eastern Europe and Turkey; and the Asia Pacific Region excluding Japan, Australia and New Zealand.
Corporate
Adjusted Corporate expense of $81 million was up $10 million versus the prior-year period. The increase year-on-year was largely due to higher interest expense and currency losses.
Income Statement and Other Highlights
Gross profit of $597 million in the quarter was 3 percent lower than the same period in 2007, primarily reflecting weaker demand as well as special items. Higher selling prices resulting from timely pricing actions effectively offset increased raw material, energy and freight costs.

Selling and administrative expense was $287 million, up 12 percent over the same period last year, largely attributable to acquisitions, currencies and special items.
Research and development expense of $85 million was up 18 percent from the same period last year, primarily reflecting the impact of acquisitions.
Interest expense for the quarter was $39 million, up $9 million from the same period in 2007, reflecting the impact of debt issued to fund the company’s accelerated share repurchase agreement executed in the third quarter of 2007.
Income tax expense for the third quarter of 2008 was zero, compared to a 21.4 percent effective rate for third quarter earnings in 2007. The lower tax expense during the quarter is primarily due to a reduction to the estimated tax rate expected to be applicable for the full fiscal year, as well as for tax benefits recognized during the quarter for the favorable resolution of certain tax contingencies.
Net cash provided by operating activities was $619 million, up $29 million from the same period in 2007. Net debt at the end of September 30, 2008 was $2,953 million, a decrease of $79 million from year-end 2007.
The company made good progress in implementing the comprehensive set of actions to restore profitability and ensure the achievement of its Vision 2010 goals by realigning the company’s manufacturing and support services announced June 17, 2008. These actions will impact 937 positions, primarily in North America, and are expected to generate approximate pre-tax annual run-rate savings of $110 million in 2010, with less than half of the benefit realized in 2009. The company noted that the vast majority of these savings is driven by changes to the company’s supply chain infrastructure, including a 30 percent reduction of installed capacity in the North American emulsions network as well as other site closings and reductions.
Further information related to these results is available through the Investors section of the company’s website, www.rohmhaas.com.

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Forward Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties and are subject to change based on various factors. These factors include, but are not limited to (1) the cost of raw materials, natural gas, and other energy sources, and the ability to achieve price increases to offset such cost increases, (2) development of operational efficiencies; (3) changes in foreign currencies; (4) changes in interest rates; (5) the continued timely development and acceptance of new products and services; (6) the impact of competitive products and pricing; (7) the impact of new accounting standards; (8) assessments for asset impairments; (9) the impact of tax and other legislation and regulation in the jurisdictions in which the company operates; (10) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement between Rohm and Haas Company and The Dow Chemical Company or to the failure of any condition to be satisfied; (11) the risk that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; and (12) the possibility that Rohm and Haas may be adversely affected by other economic, business, and/or competitive factors. Many of these factors are beyond Rohm and Haas’s ability to control or predict. Actual results could vary materially from those expressed or implied in the forward-looking statement. Further information about these and other risks can be found in the company’s SEC 10-K filing of February 21, 2008, and updated in the 8-K filing on June 6, 2008. This press release speaks only as of its date. Rohm and Haas is under no duty to update this information.
Copies of all recent SEC filings, and additional information about Rohm and Haas, are available through our web site: www.rohmhaas.com
Important Additional Information Regarding the Merger
In connection with the proposed merger, Rohm and Haas has filed a definitive proxy statement and may file important additional documents with the Securities and Exchange Commission (the “SEC”). You are advised to read the definitive proxy statement and such additional documents because they contain important information about the merger and the parties to the merger agreement. You may obtain a free copy of the proxy statement and other documents filed by Rohm and Haas at the SEC’s website at http://www.sec.gov. The proxy statement and other documents may also be obtained for free from Rohm and Haas by directing such request to Rohm and Haas Company, Investor Relations, telephone (215) 592-2714.

Rohm and Haas and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of Rohm and Haas’s participants in the solicitation, which may, in some cases, be different than those of Rohm and Haas’s stockholders generally, is set forth in the definitive proxy statement relating to the merger as well as in Rohm and Haas’s other SEC filings including its Annual Reports on Form 10-K.
About Rohm and Haas Company
Leading the way since 1909, Rohm and Haas is a global pioneer in the creation and development of innovative technologies and solutions for the specialty materials industry. The company’s technologies are found in a wide range of industries including: Building and Construction, Electronics and Electronic Devices, Household Goods and Personal Care, Packaging and Paper, Transportation, Pharmaceutical and Medical, Water, Food and Food Related, and Industrial Process. Innovative Rohm and Haas technologies and solutions help to improve life every day, around the world. Based in Philadelphia, PA, the company generated annual sales of approximately $8.9 billion in 2007. Visit www.rohmhaas.com for more information. imagine the possibilities™

CONTACTS:	Investor Relations	Media Relations
	Andrew Sandifer	Emily Riley
	Director, Investor Relations	Corporate Communications
	+1-215-592-2714	+1-215-592-3644
	investors@rohmhaas.com	eriley@rohmhaas.com

Rohm and Haas Company and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			Percent			Percent
	2008	2007	Change	2008	2007	Change
Net sales	$2,471	$2,204	12%	$7,545	$6,554	15%
Cost of goods sold	1,874	1,590	18%	5,658	4,727	20%

Gross profit	597	614	-3%	1,887	1,827	3%

Selling and administrative expense	287	256		873	793
Research and development expense	85	72		244	213
Interest expense	39	30		124	77
Amortization of intangibles	16	14		48	42
Restructuring and asset impairments	4	18		102	28
Pension judgment	—	65		—	65
Share of affiliate earnings, net	6	6		96	17
Other expense (income), net	40	(3)		19	(32)

Earnings from continuing operations before income taxes and minority interest	132	168		573	658
Income taxes	—	36		111	168
Minority interest	3	3		14	10

Net earnings from continuing operations	$129	$129		$448	$480

Net earnings from discontinued operation	2	—		2	1

Net earnings	$131	$129		$450	$481

Basic net earnings per share:
Net earnings from continuing operations	0.67	0.62		2.31	2.26
Net earnings from discontinued operation	0.01	—		0.01	0.01

Net earnings	$0.68	$0.62		$2.32	$2.27

Diluted net earnings per share:
Net earnings from continuing operations	0.66	0.61		2.28	2.23
Net earnings from discontinued operation	0.01	—		0.01	0.01

Net earnings	$0.67	$0.61		$2.29	$2.24

Weighted average common shares outstanding — basic:	192.7	206.8		193.6	212.1
Weighted average common shares outstanding — diluted:	195.7	210.1		196.5	215.3

Other Data:
Capital spending	$100	$89		$366	$276
Depreciation expense	$133	$103		$348	$309

Appendix I
Rohm and Haas Company and Subsidiaries
(in millions)
(unaudited)
Net Sales by Business Segment and Region

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2008	2007		2008	2007
Business Segment
Electronic Technologies	$433	$433	0%	$1,335	$1,212	10%
Display Technologies	73	9	711%	232	15	1447%

Electronic Materials Group	$506	$442	14%	$1,567	$1,227	28%
Paint and Coatings Materials	636	570	12%	1,804	1,652	9%
Packaging and Building Materials	476	460	3%	1,463	1,373	7%
Primary Materials	667	542	23%	1,940	1,584	22%
Elimination of Intersegment Sales	(353)	(297)	19%	(1,012)	(860)	18%

Specialty Materials Group	$1,426	$1,275	12%	$4,195	$3,749	12%
Performance Materials Group	322	296	9%	964	882	9%
Salt	217	191	14%	819	696	18%

Total	$2,471	$2,204	12%	$7,545	$6,554	15%

Customer Location
North America	$1,100	$1,039	6%	$3,375	$3,180	6%
Europe	631	549	15%	1,963	1,691	16%
Asia-Pacific	615	515	19%	1,859	1,408	32%
Latin America	125	101	24%	348	275	27%

Total	$2,471	$2,204	12%	$7,545	$6,554	15%

Pre-Tax Earnings (Loss) from Continuing Operations by Business Segment

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2008	2007		2008	2007
Business Segment
Electronic Technologies	$91	$109	-17%	$377	$300	26%
Display Technologies	(8)	(10)	-20%	(30)	(15)	100%

Electronic Materials Group	$83	$99	-16%	$347	$285	22%
Paint and Coatings Materials	66	96	-31%	183	275	-33%
Packaging and Building Materials	29	42	-31%	88	130	-32%
Primary Materials	9	24	-63%	65	89	-27%

Specialty Materials Group	$104	$162	-36%	$336	$494	-32%
Performance Materials Group	41	33	24%	105	87	21%
Salt	9	11	-18%	82	62	32%
Corporate	(105)	(137)	-23%	(297)	(270)	10%

Total	$132	$168	-21%	$573	$658	-13%

Previously, our Business Segment results were reported on an after-tax basis.
See Form 8-K, filed March 20, 2008 for presentation of prior year Business Segment results on a pre-tax basis.

Appendix II
Rohm and Haas Company and Subsidiaries
(in millions)
(unaudited)
Provision for Restructuring and Asset Impairments by Business Segment

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Pre-tax	2008	2007	2008	2007
Business Segment
Electronic Technologies	$—	$3	$7	$(3)
Display Technologies	—	—	5	3

Electronic Materials Group	$—	$3	$12	$-
Paint and Coating Materials	—	2	40	2
Packaging and Building Materials	—	1	16	2
Primary Materials	—	—	1	—

Specialty Materials Group	$—	$3	$57	$4
Performance Materials Group	—	11	10	10
Salt	3	—	3	—
Corporate	1	1	20	14

Total	$4	$18	$102	$28

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
After-tax	2008	2007	2008	2007
Business Segment
Electronic Technologies	$—	$2	$5	$(2)
Display Technologies	—	—	3	2

Electronic Materials Group	$—	$2	$8	$-
Paint and Coating Materials	—	1	27	1
Packaging and Building Materials	—	—	11	1
Primary Materials	—	—	—	—

Specialty Materials Group	$—	$1	$38	$2
Performance Materials Group	—	8	7	7
Salt	2	—	2	—
Corporate	—	2	14	10

Total	$2	$13	$69	$19

EBITDA (1) by Business Segment
Due to the varying impacts of debt, interest rates, acquisition related amortization, asset impairments and effective tax rates, EBITDA is calculated to facilitate comparisons between Rohm and Haas Company and its competitors. EBITDA is not a measurement recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. Furthermore, this measure may not be consistent with similar measures presented by other companies.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Business Segment
Electronic Technologies	$117	$128	$444	$356
Display Technologies	(4)	(9)	(16)	(10)

Electronic Materials Group	$113	$119	$428	$346
Paint and Coating Materials	99	111	248	320
Packaging and Building Materials	52	59	153	181
Primary Materials	27	44	123	150

Specialty Materials Group	$178	$214	$524	$651
Performance Materials Group	58	56	159	145
Salt	35	32	153	127
Corporate	(61)	(101)	(147)	(162)

Total	$323	$320	$1,117	$1,107

(1)	EBITDA is defined as Earnings from Continuing Operations Before Interest, Taxes,
Depreciation and Amortization, Asset Impairments and Minority Interest.

Appendix III
Rohm and Haas Company and Subsidiaries
(unaudited)
Change in Net Sales by Business Segment and Region

	Three Months Ended
	September 30, 2008
	Demand	Price	Currency	Other*		Total
Business Segment
Electronic Technologies	%	(4)%	—%	4%	—%	—
Display Technologies		(15)	(7)	3	730	711
Electronic Materials Group		(4)	—	4	14	14
Paint and Coatings Materials		(7)	13	2	4	12
Packaging and Building Materials		(11)	9	5	—	3
Primary Materials (3rd Party)		6	19	5	(2)	28
Specialty Materials Group		(6)	13	4	1	12
Performance Materials Group		2	2	6	(1)	9
Salt		6	6	1	1	14
Total	%	(3)%	8%	4%	3%	12

Customer Location
North America	%	(7)%	13%	—%	—%	6
Europe, Middle East and Africa		(4)	5	10	4	15
Asia-Pacific		3	—	4	12	19
Latin America		8	16	1	(1)	24
Total	%	(3)%	8%	4%	3%	12

* Other includes items such as acquisitions, divestitures and rounding.

Appendix IV
Rohm and Haas Company and Subsidiaries
(in millions, except share amounts in thousands)
(unaudited)
Reconciliation of EBITDA to Earnings from Continuing Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
EBITDA	$323	$320	$1,117	$1,107
Asset Impairments	3	5	24	21
Interest expense	39	30	124	77
Income taxes	—	36	111	168
Depreciation expense	133	103	348	309
Amortization of finite-lived intangibles	16	14	48	42
Minority Interest	3	3	14	10

Earnings from Continuing Operations	$129	$129	$448	$480

(1)	EBITDA is defined as Earnings from Continuing Operations Before Asset Impairments, Interest, Taxes, Depreciation and Amortization and Minority Interest.
Non GAAP Reconciliation of Adjusted Pre-Tax Earnings

				Add: Restructuring,			Add: Operating Impact of
	Pre-Tax Earnings			Asset Impairments &			Hurricane (2008) /		Add: Dow Transaction		Pre-Tax Earnings
	As Reported			Accelerated Depreciation			Pension Judgment (2007)		Related Costs		Adjusted
	Three Months Ended			Three Months Ended			Three Months Ended		Three Months Ended		Three Months Ended
	September 30,			September 30,			September 30,		September 30,		September 30,
	2008	2007		2008		2007	2008	2007	2008	2007	2008	2007
Business Segment
Electronic Technologies	$91	$109	-17%	$2		$3	$—	$—	$1	$—	$94	$112	-16%
Display Technologies	(8)	(10)	-20%	—		—	—	—	—	—	(8)	(10)	-20%

Electronic Materials Group	$83	$99	-16%	$2		$3	$—	$—	$1	$—	$86	$102	-16%
Paint and Coatings Materials	66	96	-31%	12		2	—	—	2	—	80	98	-18%
Packaging and Building Materials	29	42	-31%	5		1	—	—	—	—	34	43	-21%
Primary Materials	9	24	-63%	1		—	18	—	—	—	28	24	17%

Specialty Materials Group	$104	$162	-36%	$18		$3	$18	$—	$2	$—	$142	$165	-14%
Performance Materials Group	41	33	24%	—		11	1	—	1	—	43	44	-2%
Salt	9	11	-18%	3	*	—	1	—	—	—	13	11	18%
Corporate	(105)	(137)	-23%	1		1	—	65	23	—	(81)	(71)	14%

Total	$132	$168	-21%	$24		$18	$20	$65	$27	$—	$203	$251	-19%

* Salt 2008 asset impairments of $3 million relate to the impact of the hurricane.
Prior to 2008, our Business Segment results were reported on an after-tax basis.
See Form 8-K, filed June 6, 2008 for presentation of prior year Business
Segment results on a pre-tax basis.
Non GAAP Reconciliation of Adjusted EPS

	Three Months Ended
	September 30,
	2008	2007

Net earnings from continuing operations	$129	$129
Restructuring, asset impairment and accelerated depreciation, net of taxes of $6 and $5, respectively	16	13
Impact of hurricane (2008) and Pension judgment (2007), net of taxes of $7 and $13, respectively	13	42
Dow transaction related costs, net of taxes of $9	18	—

Earnings from continuing operations excluding restructuring, asset impairments accelerated depreciation, the impact of hurricanes, the impact of the pension judgment and Dow transaction related costs	$176	$184

Diluted earning per share from continuing operations	0.66	0.61
Restructuring, asset impairment and accelerated depreciation, net of tax	0.08	0.06
Impact of hurricane (2008) and Pension judgment (2007), net of tax	0.07	0.20
Dow transaction related costs, net of tax	0.09	—

Earnings from continuing operations excluding restructuring, asset impairments accelerated depreciation, the impact of hurricanes, the impact of the pension judgment and Dow transaction related costs, net of tax	$0.90	$0.87

Weighted average common shares outstanding — diluted	195.7	210.1